Exhibit 10.4.5

AMENDMENT 2008-1

TO THE

AMERICAN BAR ASSOCIATION MEMBERS DEFINED BENEFIT PENSION PLAN

(Basic Plan Document No. 02)

WHEREAS, the ABA Retirement Funds (“ABA/RF”) sponsors the American Bar Association Members Defined Benefit Pension Plan (the “Plan”), a master plan for adoption by Employers who desire to establish or continue a tax-qualified retirement plan for themselves and their eligible employees;

WHEREAS, pursuant to Section 13.2 of the Plan, ABA/RF has the right to amend the Plan in whole or in part at any time, and

WHEREAS, ABA/RF desires to amend the Plan (i) to conform to the changes made by the Pension Funding Equity Act of 2004 to section 415(b)(2)(E)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding adjustment to the limitation on benefits that are payable in a form subject to the minimum present value requirements of Code §417(e)(3), (ii) to conform to final Treasury Regulations promulgated with respect to Code §401(a)(9), regarding required minimum distributions, and (iii) to correct a typographical error appearing in Section 9.5 of the Plan as amended by Amendment 2002-1 to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power of amendment contained in Section 13.2 of the Plan, the Plan is hereby amended as follows:

1. LIMIT ON ANNUAL BENEFITS. Effective January 1, 2004, the fifth sentence of the first paragraph of Section 11.2(d)(2) of the Plan is hereby replaced with the following two sentences:

For purposes of the preceding sentence, in determining the actuarially equivalent Single Life Annuity for a benefit form other than a nondecreasing annuity payable for a period of not less than the life of the Participant (or, in the case of a Preretirement Survivor Annuity, the life of the Participant’s Spouse), or that decreases during the life of the Participant merely because of (a) the death of the survivor annuitant (but only if the reduction is not below 50% of the Annual Benefit payable before the death of the survivor annuitant), or (b) the cessation or reduction of Social Security supplements or qualified disability payments (as defined in Code Section 401(a)(11)), “the applicable interest rate”, as defined in Section 9.5 of the Plan, will be substituted for “a 5% interest rate assumption” in the preceding sentence, provided, however, if the benefit has an Annuity Starting Date during a Plan Year beginning during 2004 or 2005 and the Plan has not terminated prior to April 10, 2004, “a 5.5% interest rate assumption” will be substituted for “a 5% interest rate assumption” in the preceding sentence. In the case of a benefit with an Annuity Starting Date before January 1, 2005, any amount determined pursuant to the proviso of the preceding sentence shall not be less than the amount that would have been determined using the applicable interest rate, as defined in Section 9.5 of the Plan, in effect on the last day of the last Plan Year beginning before January 1, 2004.

2. REQUIRED MINIMUM DISTRIBUTIONS. (a) Effective January 1, 2003, Section 9.7 of the Plan is hereby amended to read as follows:

9.7 Special Distribution Requirements. Subject to Sections 9.2 through 9.4 regarding Qualified Joint and Survivor Annuities and the provisions of Article X concerning the Preretirement Survivor Annuity, this Section shall apply to any distribution of a Participant’s Accrued Benefit, including but not limited to application of the restrictions set forth in Section 10.6 regarding distributions commencing after the Participant’s death, and shall take precedence over any inconsistent provisions of the Plan. Unless otherwise specified, the provisions of this Section apply to calendar years beginning after December 31, 2002. All distributions required under this Article shall be determined and made in accordance with the Code Section 401(a)(9), including the incidental death benefit requirement in Code Section 401(a)(9)(G), and the Income Tax Regulations thereunder.

(a) Required Beginning Date. The entire interest of a Participant must be distributed or begin to be distributed by no later than the Participant’s “Required Beginning Date.” For purposes of this paragraph, the term “Required Beginning Date” shall mean April 1 of the calendar year in which the Participant attains age 70 1/2 (“Age 70 1/2 Required Beginning Date”) or, if provided by the Employer in the Participation Agreement, only with respect to Participants who are not 5% owners, (i) April 1 of the calendar year following the calendar year in which the Participant terminates Service (“Delayed Required Beginning Date”), or (ii) either of the Age 70 1/2 Required Beginning Date or the Delayed Required Beginning Date as the Participant elects (“Optional Delayed Required Beginning Date”). If the Delayed Required Beginning Date applies (i.e., the Employer provides for the Delayed Required Beginning Date on the Participation Agreement), an Employee who attained age 70 1/2 on or after January 1, 1996 and prior to January 1, 1999 and who remained an Employee through the end of the calendar year during which he attained age 70 1/2 can elect that such Employee’s Required Beginning Date be the Age 70 1/2 Required Beginning Date or a date no later than December 31, 1997 in the case of a Participant who attained age 70 1/2 during 1996. Furthermore, an Employee who attains age 70 1/2 on or after January 1, 1999 and on or before the last day of the calendar year which includes the date on which the Plan was amended to apply the Delayed Required Beginning Date instead of the Age 70 1/2 Required Beginning Date can elect that such Employee’s Required Beginning Date be the Age 70 1/2 Required Beginning Date.

If the Delayed Required Beginning Date or the Optional Delayed Required Beginning Date applies, any Participant who attained age 70 1/2 in years prior to 1997 may elect, if the Employer provides for such election on the Participation Agreement, to stop distributions that commenced prior to termination of employment and recommence distributions by the April 1 of the calendar year following the calendar year in which the Participant retires. If such an election is made by the Participant, then, as elected by the Employer in the Participation Agreement, (i) there shall be a new Annuity Starting Date upon such recommencement, or (ii) there shall not be a new Annuity Starting Date upon such recommencement.

Except with respect to a 5% owner, a Participant’s Accrued Benefit will be actuarially increased to take into account the period after age 70 1/2 in which the Participant does not receive any benefits under the Plan. The actuarial increase will begin on April 1 following the calendar year in which the Employee attains age 70 1/2 (January 1, 1997 in the case of an Employee who attains age 70 1/2 prior to 1996), and will end on the date on which benefits commence after retirement in an amount sufficient to satisfy Code Section 401(a)(9). The amount of actuarial increase payable as of the end of the period for actuarial increases will be no less than the actuarial equivalent of the Participant’s retirement benefits that would have been payable as of the date the actuarial increase must commence plus the actuarial equivalent of additional benefits accrued after that date, reduced by the actuarial equivalent of any distributions made after that date. The actuarial increase under this section is not in addition to the actuarial increase required for that same period under Code Section 411 to reflect the delay in payments after Normal Retirement Age, except that the actuarial increase required under this section will be provided even during the period during which an Employee is in ERISA Section 203(a)(3)(B) service. For purposes of Code Section 411(b)(1)(H), the actuarial increase will be treated as an adjustment attributable to the delay in distribution of benefits after the attainment of Normal Retirement Age. Accordingly, to the extent permitted under Code Section 411(b)(1)(H), the actuarial increase required under this section will reduce the benefit accrual otherwise required under Code Section 411(b)(1)(H)(i), except that the rules on the suspension of benefits are not applicable.

A Participant is treated as a 5% owner for purposes of this Section if such Participant is a 5% owner as defined in Code Section 416 at any time during the Plan Year in which such owner attains age 70 1/2 . Once distributions have begun to a 5% owner under this Section, they must continue to be distributed, even if the Participant ceases to be a 5% owner in a subsequent year.

(b) Limits on Distribution Periods. As of the first Distribution Calendar Year, benefit payments (if not made in the form of a single-sum distribution) may be made only over one of the following periods (or a combination of them):

(1) The life of the Participant;

(2) The joint lives of the Participant and a Beneficiary;

(3) A period certain not extending beyond the Participant’s Life Expectancy; or

(4) A period certain not extending beyond the joint life and last survivor expectancy of the Participant and a Beneficiary.

(c) Determination of Amount to be Distributed Each Year. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single-sum on payment on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in accordance with this subsection. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and Section 1.401(a)(9) of the Income Tax Regulations.

(1) If the Participant’s Accrued Benefit is to be paid in the form of annuity distributions under the Plan, payments under the annuity shall satisfy each of the following requirements:

(A) The annuity distributions must be paid in periodic payments made at intervals not longer than one year.

(B) The distribution period must be over a life (or lives) or over a period certain not longer than the period described in paragraph (3) or (4) below or Section 10.6.

(C) Once payments have begun over a period certain, the period will be changed only in accordance with paragraph (4) below.

(D) Payments will either be nonincreasing or increase only as follows:

(i) by an annual percentage increase that does not exceed the percentage increase in an Eligible Cost-of-living Index for a 12-month period ending in the year during which the increase occurs or a prior year;

(ii) by a constant percentage of less than 5% per year, applied not less frequently than annually;

(iii) as a result of dividend or other payments that result from Actuarial Gains, provided:

(I)	Actuarial Gain is measured not less frequently than annually,

(II)	the resulting dividend or other payments are either paid no later than the year following the year for which the actuarial experience is measured or paid in the same form as the payment of the annuity over the remaining period of the annuity (beginning no later than the year following the year for which the actuarial experience is measured),

(III)	the Actuarial Gain taken into account is limited to Actuarial Gain from investment experience,

(IV)	the assumed interest rate used to calculate such Actuarial Gains is not less than 3 percent, and

(V)	the annuity payments are not increased by a constant percentage as described in subparagraph (D)(ii) above;

(iv) to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit, but only if there is no longer a survivor benefit because the Beneficiary whose life was being used to determine the distribution period described in paragraph (2) or (3) below dies or is no longer the Participant’s Beneficiary pursuant to a qualified domestic relations order within the meaning of Code Section 414(p);

(v) to provide a final payment upon the Participant’s death not greater than the excess of the actuarial present value of the Participant’s Accrued Benefit (within the meaning of Code Section 411(a)(7)) calculated as of the Annuity Starting Date using the applicable interest rate and the applicable mortality table defined in Section 9.5 (or, if greater, the total amount of employee contributions) over the total of payments before the Participant’s death;

(vi) to allow a Beneficiary to convert the survivor portion of a joint and survivor annuity into a single-sum distribution upon the Participant’s death; or

(vii) to pay increased benefits that result from a Pan amendment.

(E) The amount which must be distributed on or before the Participant’s Required Beginning Date (or, in the case of distributions after the death of the Participant, the date distributions are required to begin in accordance with Section 10.6) shall be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the participant’s Required Beginning Date.

(F) Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such benefit accrues.

(2) If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a non-Spouse Beneficiary, annuity payments to be made on or after the

Participant’s Required Beginning Date to the designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Section 1.401(a)(9)-6, Q&A 2(c)(2) of the Income Tax Regulations, in the manner described in Q&A 2(c)(1), of such regulation, to determine the applicable percentage. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a non-Spouse Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the Beneficiary after the expiration of the period certain.

(3) Unless the Participant’s Spouse is the sole Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Section 1.401(a)(9)–9, Q&A-2, of the Income Tax Regulations for the calendar year that contains the Annuity Starting Date. If the Annuity Starting Date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Section 1.401(a)(9)–9, Q&A-2, of the Income Tax Regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the Annuity Starting Date. If the Participant’s Spouse is the Participant’s sole Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this paragraph (3), or the joint life and last survivor expectancy of the Participant and the participant’s Spouse as determined under the Joint and Last Survivor Table set forth in Section 1.401(a)(9)–9, Q&A-3, of the Income Tax Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the Annuity Starting Date.

(4) An annuity payment period may be changed only in association with an annuity payment increase described in paragraph (1)(D) above or as described in the following sentence. An annuity payment period may be changed and the annuity payments modified in accordance with that change if the conditions in subparagraphs (A) and (B) below are satisfied:

(A)    (i) the modification occurs when the Participant retires or in connection with a Plan termination;

(ii) the payment period prior to modification is a period certain without life contingencies; or

(iii) the annuity payments after modification are paid under a qualified joint and survivor annuity over the joint lives of the Participant and a Beneficiary, the Participant’s Spouse is the sole Beneficiary, and the modification occurs in connection with the Participant’s becoming married to such Spouse.

(B)    (i) the future payments after the modification satisfy the requirements of Code Section 401(a)(9), Section 1.401(a)(9) of the Income Tax regulations, and this section (determined by treating the date of the change as a new Annuity Starting Date and the actuarial present value of the remaining payments prior to modification as the entire interest of the Participant);

(ii) for purposes of Code Sections 415 and 417 of the Code, the modification is treated as a new Annuity Starting Date;

(iii) after taking into account the modification, the annuity (including all past and future payments) satisfies the requirements of Code Section 415 (determined at the original Annuity Starting Date, using the interest rates and mortality tables applicable to such date); and

(iv) the end point of the period certain, if any, for any modified payment period is not later than the end point available to the Employee at the original Annuity Starting Date under Code Section 401(a)(9) and this Section.

(5) Notwithstanding any provision of this Section or Section 10.6, a reasonable and good faith interpretation of the requirements of Code Section 401(a)(9) apply in lieu of this Section and Section 10.6 for purposes of determining minimum required distributions for calendar years 2002, 2003, 2004, 2005.

(6) Any part of the Participant’s interest that is in the form of an individual account described in Code Section 414(k) shall be distributed in a manner satisfying the requirements of Code Section 401(a) (9) and the Income Tax Regulations under Code Section 401(a)(9) that apply to individual accounts.

(d) Additional Terms For This Section.

(1) Actuarial Gain: The difference between an amount determined using the actuarial assumptions (i.e., investment return, mortality, expense, and other similar assumptions) used to calculate the initial payments before adjustment for any increases and the amount determined under the actual experience with respect to those factors. Actuarial Gain also includes differences between the amount determined using actuarial assumptions when an annuity was purchased or commenced and such amount determined using actuarial assumptions used in calculating payments at the time the Actuarial Gain is determined.

(2) Distribution Calendar Year: A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin in accordance with Section 10.6.

(3) Eligible Cost-of-living Index: An index described in paragraphs (b)(2), (b)(3) or (b)(4) of Section 1.401(a)(9)–6, Q&A-14, of the Income Tax Regulations.

(4) Life Expectancy: The life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or Beneficiary) as of the Participant’s (or Beneficiary’s) birthday in the applicable calendar year. The applicable calendar year shall be the first Distribution Calendar Year. If annuity payments commence before the Required Beginning Date, the applicable calendar year is the year such payments commence. Life expectancy is computed by use of the Single Life Table in of Section 1.401(a)-9, Q&A-1, of the Income Tax Regulations.

(e) Forfeiture of Nonvested Portion. If a Participant receives a single-sum distribution in accordance with the requirements of this Article, the nonvested portion of the Participant’s benefit shall be treated as a forfeiture.

(b) Effective January 1, 2003, Section 10.6 of the Plan is hereby amended to read as follows:

10.6 Restrictions Applicable to Payment of Death Benefits. Subject to the provisions of this Article X concerning the Preretirement Survivor Annuity and the applicable provisions of Section 9.7(c), this Section shall apply to any distribution of a Participant’s Accrued Benefit, except for distributions commencing before the Participant’s death (which shall be governed by Article IX), and shall take precedence over any inconsistent provisions of the Plan. Unless otherwise specified, the provisions of this Section apply to calendar years beginning after December 31, 2002. All distributions required under this Article shall be determined and made in accordance with Code Section 401(a) (9), including the incidental death benefit requirement in Code Section 401(a)(9)(G), and the Income Tax Regulations thereunder.

If the Participant dies after distribution of his or her Retirement Benefit has begun, the remaining portion of his or her benefit will continue to be distributed at least as rapidly as under the method of distribution being used before the Participant’s death.

If the Participant dies before distribution of his or her Retirement Benefit begins, the distribution of the Participant’s entire interest in the form determined in accordance with this Article shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death except to the extent there is a Beneficiary by the September 30 of the calendar year immediately following the calendar year in which the Participant died and an election is made for the Beneficiary to receive distributions in accordance with either of the two following subsections.

(a) For any portion of the Participant’s Accrued Benefit payable to the Beneficiary, distributions may be made over the life, or over a period certain not greater than life expectancy of, the Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died; or

(b) If the Beneficiary is the Participant’s surviving Spouse, the date as of which distributions are required to begin in accordance with subsection (a) shall not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died and (ii) December 31 of the calendar year in which the Participant would have attained age 70 1/2. If the Spouse dies before payments begin, the rules of this Section (other than this subsection) shall be applied as if the Spouse had been the Participant.

If the Participant has not made an election under this Section by the time of his or her death, the Participant’s Beneficiary must elect the method of distribution no later than the earlier of (i) September 30 of the calendar year in which distributions would be required to begin under this Section or (ii) September 30 of the calendar year that contains the fifth anniversary of the date of death of the Participant or, if applicable, the date of death of the surviving Spouse. If the Participant has no Beneficiary, or if the Beneficiary does not elect a method of distribution, distribution of the Participant’s entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

A Beneficiary who is receiving payments under the 5-year rule described above may make a new election to receive payments under the life expectancy rule described above until December 31, 2003, provided that all amounts that would have been required to be distributed under the life expectancy rule for all distribution calendar years before 2004 are distributed by the earlier of December 31, 2003, or the end of the 5-year period.

For purposes of this Section, any amount paid to a child of the Participant shall be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child reaches the age of majority. Also for the purposes of this Section, distribution of a Participant’s Accrued Benefit is considered to begin on the Participant’s Required Beginning date (or, if the surviving Spouse dies after the Participant but before payments to the Spouse begin, the date distribution is required to begin to the surviving Spouse in accordance with this Section).

If distribution in the form of an annuity purchased from an insurance company irrevocably commences to the Participant before the Required Beginning Date, the date distribution is considered to begin is the date distribution actually commences.

3. INTEREST RATES AND MORTALITY TABLES FOR SINGLE-SUM DISTRIBUTIONS. Effective December 31, 2002, the fourth paragraph of Section 9.5 of the Plan, as amended by Amended 2002-1 to the Plan, is amended by deleting the term “Revenue Ruling 2002-62” and substituting in its place the term “Revenue Ruling 2001-62”.

IN WITNESS WHEREOF, ABA Retirement Funds has caused this instrument to be executed by a duly authorized officer this 28th day of January, 2008.

ABA RETIREMENT FUNDS

By:	/s/ Earle F. Lasseter
Its:	President